Net 1 UEPS Technologies, Inc. Announces First Quarter 2008 Results

Johannesburg, South Africa (November 8, 2007) –Net 1 UEPS Technologies, Inc. (“Net1” or the “Company”) (NASDAQ: UEPS) today announced results for the three months ended September 30, 2007.

Results

Three months ended September 30, 2007 and 2006

	GAAP Q1 2008	GAAP Q1 2007	GAAP Variance %	Fundamental Q1 2008 (1)	Fundamental Q1 2007 (1)	Fundamen Varianc %
Net income (USD’000)	17,928	15,072	19%	19,659	15,994	23%

Earnings per share, basic (US cents)	31	27	15%	34	28	21%

Revenue (USD’000)	60,259	52,926	14%	60,259	52,926	14%

(1) - Fundamental net income and earnings per share is GAAP net income and earnings per share excluding the amortization of acquisition-related intangible assets, net of deferred taxes, and stock-based compensation charges.

          Since the Company’s reporting currency is the U.S. dollar (“USD”) but its functional currency is the South African rand (“ZAR”), and due to the impact of currency fluctuations between the USD and the ZAR on the Company’s results of operations, the Company also analyzes its results of operations in ZAR to assist investors in understanding the changes in the underlying trends of its business. During the three months ended September 30, 2007, the ZAR was stronger against the USD than during the same periods in the prior year. The impact of these changes on results of operations is shown under the column “Change” in the tables of key metrics included in Attachment A at the end of this press release.

	GAAP Q1 2008	GAAP Q1 2007	GAAP Variance %	Fundamental Q1 2008	Fundamental Q1 2007	Fundamen Varianc %
Net income (ZAR’000)	127,715	108,728	17%	140,050	115,377	21%

Earnings per share, basic (ZAR cents)	224	195	15%	245	203	21%

Revenue (ZAR’000)	429,269	381,804	12%	429,269	381,804	12%

Use of Non-GAAP measures

          On July 3, 2006, the Company acquired Prism Holdings Limited (“Prism”) and has combined its results with those of the Company. Effective October 1, 2006, Prism acquired the remaining 25.1% of EasyPay (Pty) Ltd (“EasyPay”). Under U.S. generally accepted accounting principles (“GAAP”), the Company is required to fair value all intangible assets on the date of acquisition and amortize these intangible assets over their expected useful lives. In addition, under GAAP, the Company is required to measure the fair value of options granted to Prism employees and other employees and recognize a stock-based compensation charge over the requisite service period. The Company's GAAP net income and earnings per common share and linked unit for the three months ended September 30, 2007 include this amortization of Prism and EasyPay intangibles acquired and stock-based compensation charge related to these options. The Company excludes these items when calculating fundamental net income and earnings per common share and linked unit because management believes that these adjustments enhance its own evaluation, as well as the investor's understanding, of the Company's performance. Attachment B presents a reconciliation between GAAP and fundamental net income and earnings per common share and linked unit.

First Quarter Highlights

  Merchant acquiring system transactions increased 32% to $266.9 million in the first quarter of fiscal 2008 from $202.3 million in the first quarter of fiscal 2007;
  11,828,399 grants were paid during the three months ended September 30, 2007 compared to 11,170,215 grants during the three months ended September 30, 2006;
  4,305 terminals in use at 2,578 participating UEPS retail locations at September 30, 2007 versus 4,169 terminals at 2,468 locations at September 30, 2006, which increase resulted largely from the broadening of the terminal base in the North West province;
  The number of transactions processed per terminal during the first quarter of fiscal 2008 as compared to the prior period increased 18% to 858 from 725;
  A total of 3,943,580 UEPS smart card-based accounts were active as of September 30, 2007, compared to 3,738,975 as of September 30, 2006;
  EasyPay processed 119,032,899 transactions during the three months ended September 30, 2007 compared to 100,831,659 transactions during the three months ended September 30, 2006, in each case at an average fee per transaction of $0.03;
  Commencement of the Ghanaian National Switch and Smart Card Payment System contract which resulted in the recognition of software development and customization revenue;
  Grindrod Bank obtaining membership of the EFT debit/credit payment clearing houses in South Africa; and
  The appointment of Ilja Graulich as Net1’s vice president – investor relations.

Comments and Outlook

          “I am pleased to report that we have started the new financial year on a strong footing, increasing our business both in volume throughput and in financial performance. I am particularly pleased with the progress made with the implementation of the Ghana National Switch, which we believe will be a major stepping stone for us in the West African region,” said Dr Serge Belamant, chairman and chief executive of Net1. “We now await the outcome of the SASSA tender, having presented the full extent of our proposal to the evaluation committee just over two weeks ago. I believe we are well on track to meet the earnings target we have set for the 2008 financial year,” he concluded.

Conference call

          To participate in the call, dial 1-866-752-6302 (U.S. only), 1-866-802-2463 (Canada only), 0-800-917-8183 (U.K. only) or 0-800-203-599 (South Africa only) five minutes prior to the start of the call. The passcode is “Net1”. The call will also be webcast on the Net1 homepage, www.net1ueps.com. Please click on the webcast link at least 10 minutes prior to the call. A replay of the call may be accessed through the Net1 website through November 30, 2007.

About Net1 (www.net1ueps.com)

          Net1 provides its universal electronic payment system, or UEPS, as an alternative payment system for the unbanked and under-banked populations of developing economies. The Company believes that it is the first company worldwide to implement a system that can enable the estimated four billion people who generally have limited or no access to a bank account to enter affordably into electronic transactions with each other, government agencies, employers, merchants and other financial service providers. To accomplish this, the Company has developed and deployed the UEPS. This system uses secure smart cards that operate in real-time but offline, unlike traditional payment systems offered by major banking institutions that require immediate access through a communications network to a centralized computer. This offline capability means that users of Net1’s system can enter into transactions at any time with other cardholders in even the most remote areas so long as a portable offline smart card reader is available. In addition to payments and purchases, Net1’s system can be used for banking, health care management, international money transfers, voting and identification.

          The Company also focuses on the development and provision of secure transaction technology, solutions and services. The Company’s core competencies around secure online transaction processing, cryptography and integrated circuit card (chip/smart card) technologies are principally applied to electronic commerce transactions in the telecommunications, banking, retail, petroleum and utilities market sectors. These technologies form the cornerstones of the “trusted transactions” environment of Prism, a South African based subsidiary of the Company, and provide the Company with the building blocks for developing secure end-to-end payment solutions.

          This announcement contains forward-looking statements pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed, implied or inferred by these forward-looking statements, such as implementation of the Company’s Prism strategy, product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, development difficulties, foreign currency risks, costs of capital, the ability to consummate and integrate acquisitions, and other risks detailed in the Company’s SEC filings. The Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

Contact Ilja Graulich, Net1’s vice president investor relations at:

Telephone (W):    +27-11-343-2019

Telephone (M):     +27-83-604-0820

E-mail:            iljag@net1ueps.co.za

Or

Contact William Espley at Net1 Investor Relations at:

Telephone:        1-604-484-8750

Toll Free:          1-866-412-NET1 (6381)

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Operations

	Three months ended
	September 30,
	2007	2006
	(In thousands, except share data)

REVENUE	$60,259	$52,926

EXPENSE

COST OF GOODS SOLD, IT PROCESSING, SERVICING AND SUPPORT	15,143	13,319

SELLING, GENERAL AND ADMINISTRATION	16,464	13,485

DEPRECIATION AND AMORTIZATION	2,746	2,947

OPERATING INCOME	25,906	23,175

INTEREST INCOME, net	2,982	872

INCOME BEFORE INCOME TAXES	28,888	24,047

INCOME TAX EXPENSE	10,872	8,840

NET INCOME FROM CONTINUING OPERATIONS BEFORE MINORITY
INTEREST AND (LOSS) EARNINGS FROM EQUITY-ACCOUNTED
INVESTMENTS	18,016	15,207

MINORITY INTEREST	(196)	205

(LOSS) EARNINGS FROM EQUITY-ACCOUNTED INVESTMENTS	(284)	70

NET INCOME	$17,928	$15,072

Net income per share
Basic earnings, in cents – common stock and linked units	31.4	26.5
Diluted earnings, in cents – common stock and linked units	31.2	26.2

NET 1 UEPS TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets

	Unaudited	(A)
	September 30,	June 30,
	2007	2007
	(In thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$215,522	$171,727
Pre-funded social welfare grants receivable	36,716	26,817
Accounts receivable, net of allowances of – September: $567; June: $555	16,290	30,503
Finance loans receivable, net of allowances of – September: $3,011; June: $2,773	5,302	5,755
Deferred expenditure on smart cards	420	507
Inventory	7,591	5,645
Deferred income taxes	6,646	7,028
Total current assets	288,487	247,982
LONG-TERM RECEIVABLE	45	54
PROPERTY, PLANT AND EQUIPMENT, NET OF ACCUMULATED
DEPRECIATION OF – September: $25,840; June: $24,406	7,301	7,582
EQUITY-ACCOUNTED INVESTMENTS	3,208	2,992
GOODWILL	87,653	85,871
INTANGIBLE ASSETS, NET OF ACCUMULATED AMORTIZATION OF –
September: $15,749; June: $13,745	30,512	31,609
TOTAL ASSETS	417,206	376,090
LIABILITIES
CURRENT LIABILITIES
Bank overdraft	9	16
Accounts payable	6,330	5,879
Other payables	47,685	34,457
Income taxes payable	15,044	14,346
Total current liabilities	69,068	54,698
DEFERRED INCOME TAXES	38,754	36,219
INTEREST BEARING LIABILITIES – minority interest loans	4,025	4,100
COMMITMENTS AND CONTINGENCIES	-	-
TOTAL LIABILITIES	111,847	95,017
SHAREHOLDERS’ EQUITY
COMMON STOCK
Authorized: 83,333,333 with $0.001 par value;
Issued and outstanding shares - September: 52,616,064; June: 51,730,547	52	52
SPECIAL CONVERTIBLE PREFERRED STOCK
Authorized: 50,000,000 with $0.001 par value;
Issued and outstanding shares - September: 5,412,091; June: 5,656,110	5	5
B CLASS PREFERENCE SHARES
Authorized: 330,000,000 with $0.001 par value;
Issued and outstanding shares (net of shares held by the Company) - September:
39,878,591; June: 41,676,625	6	7
ADDITIONAL PAID-IN-CAPITAL	113,159	112,167
TREASURY SHARES, AT COST: September: 299,821; June: 299,821	(7,795)	(7,795)
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)	1,947	(3,915)
RETAINED EARNINGS	197,985	180,552
TOTAL SHAREHOLDERS’ EQUITY	305,359	281,073
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$417,206	$376,090
(A) – Derived from audited financial statements

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended
	September 30,
	2007	2006
	(In thousands)

Cash flows from operating activities
Net income	$17,928	$15,072
Depreciation and amortization	2,746	2,947
Loss (Earnings) from equity-accounted investments	284	(70)
Fair value adjustment related to financial liabilities	(73)	2
Fair value of FAS 133 derivative adjustments	7	-
Interest payable	117	-
Profit on disposal of property, plant and equipment	(10)	(34)
Minority interest	(196)	205
Stock-based compensation charge (reversal)	841	(28)
Decrease (Increase) in accounts receivable, pre-funded social welfare grants receivable and
finance loans receivable	5,538	(9,029)
Decrease in deferred expenditure on smart cards	94	43
Increase in inventory	(1,765)	(2,579)
Increase (Decrease) in accounts payable and other payables	12,419	(7,291)
Increase (Decrease) in income taxes payable	496	(2,866)
Increase in deferred income taxes	1,817	2,100
Net cash provided by (used in) operating activities	40,243	(1,528)

Cash flows from investing activities
Capital expenditures	(671)	(843)
Proceeds from disposal of property, plant and equipment	41	118
Acquisition of Prism Holdings Limited, net of cash acquired	-	(82,106)
Net cash used in investing activities	(630)	(82,831)

Cash flows from financing activities
Proceeds from issue of share capital	150	50
Proceeds from bank overdrafts	9	18,173
Repayment of bank overdraft	(16)	(17,056)
Net cash provided by financing activities	143	1,167

Effect of exchange rate changes on cash	4,039	(4,410)

Net increase (decrease) in cash and cash equivalents	43,795	(87,602)

Cash and cash equivalents – beginning of period	171,727	189,735

Cash and cash equivalents at end of period	$215,522	$102,133

Net 1 UEPS Technologies, Inc.

Attachment A

Key metrics and statistics at and for the three months ended September 30, 2007 and 2006:

Three months ended September 30, 2007 and 2006

					Three
					months
	Three months ended				ended	Year ended
	Sep 30,		Change		June 30,	June 30,
				Constant
	2007	2006		Exchange	2007	2007
	USD	USD	Actual	Rate (1)	USD	USD
Key statement of operations data, in
’000, except EPS
						$223,968
Revenue	$60,259	$52,926	14%	12%	$60,196
Operating income	25,906	23,175	12%	10%	24,491	96,876
Income tax expense	10,872	8,840	23%	21%	8,647	37,574
Net income	$17,928	$15,072	19%	17%	$17,531	$63,679

Earnings per share,

Basic (cents)	31	27	15%	13%	31	112
Diluted (cents)	31	26	19%	18%	31	111

Fundamental earnings per share,

Basic (cents)	34	28			33	123
			21%	20%

Key segmental data, in ’000, except
margins
Revenue:

Transaction-based activities	$38,164	$32,237			$35,834
			18%	17%		$139,006
Smart card accounts	9,136	8,580	6%	5%	8,840	34,562
Financial services	2,183	2,985	(27)%	(28)%	2,605	11,241
Hardware, software and
related technology sales
	10,776	9,124	18%	17%	12,917	39,159
Total consolidated revenue	$60,259	$52,926	14%	12%	$60,196	$223,968

Consolidated operating income (loss):

Transaction-based activities	$20,589	$18,428	12%	10%	$17,986	$78,785
Smart card accounts	4,152	3,900	6%	5%	4,018	15,710
Financial services	446	1,060	(58)%	(58)%	593	3,351
Hardware, software and related
technology sales	1,940	1,049	85%	83%	3,494	6,115
Corporate/ Eliminations	(1,221)	(1,262)	(3)%	(4)%	(1,600)	(7,085)
Total operating income	$25,906	$23,175	12%	10%	$24,491	$96,876

Operating income margin (%)

Transaction-based activities	54%	57%		50%	57%
Smart card accounts	45%	45%		45%	45%
Financial services	20%	36%		23%	30%
Hardware, software and related
technology sales	18%	11%		27%	16%
Overall operating margin	43%	44%		41%	43%

	Sep 30,	June 30,
	2007	2007
Key balance sheet data, in ’000

Cash and cash equivalents	$215,522	$171,727	26%
Total current assets	288,487	247,982	16%
Total assets	417,206	376,090	11%
Total current liabilities	69,068	54,698	26%
Total shareholders’ equity	$305,359	$281,073	9%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during the first quarter of fiscal 2008 also prevailed during the first quarter of fiscal 2007.

Three months ended September 30, 2007 and 2006 (continued)

				Three
				months

	Three months ended			ended	Year ended
	Sep 30,		Change	June 30,	June 30,

	2007	2006		2007	2007

Additional information:

Transaction-based activities:

Total number of grants paid:

KwaZulu-Natal	5,040,155	4,915,405	3%	5,063,452	20,080,685
Limpopo	2,935,110	2,892,620	1%	2,938,435	11,662,537
North West	1,219,059	820,955	49%	869,781	3,351,477
Northern Cape	496,100	413,243	20%	421,102	1,669,037
Eastern Cape	2,137,975	2,127,992	0%	2,141,921	8,568,506
	11,828,399	11,170,215	6%	11,434,691	45,332,242

Average revenue per grant paid:	ZAR	ZAR		ZAR	ZAR

KwaZulu-Natal	21.01	20.35	3%	20.49	20.04
Limpopo	16.76	16.00	5%	16.81	16.32
North West	21.10	17.94	18%	22.30	20.73
Northern Cape	19.06	18.69	2%	18.55	18.64
Eastern Cape	15.02	11.86	27%	15.02	12.90

UEPS merchant acquiring system:

Terminals installed at period end		4,169
	4,305		3%	4,357	4,357
Number of participating retail		2,468
locations at period end	2,578		4%	2,598	2,598
Value of transactions processed
through POS devices during the
quarter (in ZAR ’000)	1,901,570	1,449,071	31%	1,777,436	1,777,436
Value of transactions processed
through POS devices during the
completed pay cycles for the quarter
(in ZAR ’000)	1,900,684	1,354,805	40%	1,777,738	1,777,738
Average number of grants processed		725
per terminal during the quarter	858		18%	811	811
Average number of grants processed
per terminal during the completed pay		678
cycles for the quarter	858		27%	810	810

EasyPay transaction fees:

Number of transactions processed	119,032,899	100,831,659		114,177,612	441,439,169
			18%
Average fee per transaction (in ZAR)	0.21	0.21		0.20	0.21
			-

Three months ended September 30, 2007 and 2006 (continued)

				Three
				months

	Three months ended			ended	Year ended
	Sep 30,		Change	June 30,	June 30,

	2007	2006		2007	2007

Smart card accounts:

Total number of smart card accounts	3,943,580	3,738,975		3,812,273	3,812,273
			5%

Hardware, software and related
technology sales:

Ad hoc significant hardware sales
(USD ’000)

Nedbank POS’s, pin pads, smart cards	-	-		2,348	4,400
and other hardware			-
Ghanaian National Switch and Smart
Card Payment System Contract	1,000	-		-	-
			-
Smartswitch Botswana hardware and
software (before consolidation
adjustments)	-	2,000		-	2,100
			nm

Financial services: (USD ’000)

Traditional microlending:

Finance loans receivable – gross	5,249	6,650	(21)%	5,263	5,263
Allowance for doubtful finance loans
receivable	(3,011)	(3,551)	(15)%	(2,773)	(2,773)
Finance loans receivable – net	2,238	3,099	(28)%	2,490	2,490

UEPS-based lending:
Finance loans receivable –net and
gross (i.e., no provisions)	3,064	2,899	6%	3,265	3,265

Earnings (Loss) from equity accounted
investments: (USD ’000)

Beginning of period	(1,774)	874		991	874

Equity-accounted earnings (loss)	(284)	70		79	181

Equity-accounted earnings – Permit	-	796		55	1,415
Equity-accounted earnings (loss) –
SmartSwitch Namibia(1)
	(6)	(206)		56	(262)
Equity-accounted earnings (loss) –
SmartSwitch Botswana(1)
	(92)	(520)		90	(593)
Equity-accounted (loss) – VTU

Colombia	(159)	-		(122)	(379)

Equity-accounted (loss) – VinaPay.	(27)	-		-	-

Sale of Permit	-	-		(2,805)	(2,805)

Foreign currency adjustment	(54)	(52)		(39)	(24)

End of period	(2,112)	892		(1,774)	(1,774)

nm – Statistic not meaningful

 (1) – includes the elimination of unrealized net income

Net 1 UEPS Technologies, Inc. Attachment B

Reconciliation of GAAP results to fundamental results:

Three months ended September 30, 2007 and 2006

	Three months ended September 30,
		Amortization
		of Prism and		2007
		EasyPay	Stock-
	2007	intangible	based	Funda-	2006
	GAAP	assets(1)	charge(2)	mental	GAAP

Net income (USD’000)	17,928	890	841	19,659	15,072
Earnings per share, basic (USD cents)	31			34	27
Net income (ZAR’000)	127,714	6,344	5,991	140,049	108,728
Earnings per share, basic (ZAR cents)	224			245	195

(1) Amortization of Prism and EasyPay Intangibles, net of deferred tax benefit:
	$’000	ZAR ’000
Customer relationships	369	2,630
Software and unpatented technology .	95	679
Trademarks	932	6,642
Deferred tax benefit	(506)	(3,607)
	890	6,344

(2) Includes stock-based compensation charges related to options and non-vested stock awards granted under the Amended and Restated Net 1 UEPS Technologies, Inc. 2004 Stock Incentive Plan and stock options granted to employees of Prism.

Net 1 UEPS Technologies, Inc. Attachment C

FREQUENTLY ASKED QUESTIONS

1. What is the status of the SASSA tender and on what basis did Net1 submit a proposal?

     Net1 submitted ten proposals in response to the SASSA tender on Friday, May 4, 2007. We submitted a proposal for each one of South Africa’s nine provinces and a separate proposal for the country as a whole. SASSA provided an indicative time-frame for the evaluation of the tender proposals and the award of the contract to successful bidders, but some of the key dates have already been missed. According to the tender specification, the new contracts will commence on April 1, 2008 and our existing contracts have all been extended to March 31, 2008. As part of the evaluation process for the tender, all bidders were requested to demonstrate their proposed payment solution to SASSA. Our response to the request for proposal was demonstrated to the SASSA evaluation committee on October 25, 2007. We expect SASSA to complete the tender evaluation process before the end of December 2007, or otherwise extend the existing contracts until SASSA is ready to make a decision.

2. How will the tenders be adjudicated?

     The tenders will be adjudicated by a committee appointed by SASSA. The submissions will be evaluated in terms of the following 100-point scoring system:

  Technological solution: 60 points
  Financial proposal: 30 points
  Black economic empowerment procurement objectives: 10 points

3. How does Net1 view its chances of success for the SASSA tender and who are the competitors?

     We are confident that we will at least maintain our existing market share in the social grant payment business in South Africa for the following main reasons:

  our successful track record with our provincial government contracts over an extended period of time;
  our unique UEPS technology and biometric identification systems that enables us to effect secure off-line payments – especially in rural areas where communications infrastructure is limited or non-existent;
  our unique solution that gives SASSA the flexibility to utilize various distribution methods to conduct beneficiary registration, electronic voucher generation, electronic voucher distribution, proof of life and pay-out and payment transacting. Our solution is based on simplifying the existing processes and providing significantly improved convenience to beneficiaries to access and receive their grants;
  our financial strength that enables us to arrange finance for the significant amount of money required to pre-fund social grants in any, or all of the provinces, which is a requirement of the tender; and

  our commitment to the principles of black economic empowerment, underscored by our demonstrable high levels of employment equity, financial participation by local black partners, preferential procurement policies and community upliftment programs.

     However, as this is a competitive tender process, there can be no assurance that we will retain any or all of our existing contracts.

     We believe the other bidders who are participating in the process are the major South African banks and the other contractors currently engaged in the grant payment business, being Allpay (Pty) Ltd (a subsidiary of ABSA Bank) and Empilweni Payout Services (Pty) Ltd.

4. How will the pricing for any future contracts with SASSA change from the current base?

     Our pricing proposals are obviously confidential during this stage of the tendering process and we can not reveal any details of what we have proposed. Should we be successful with some or all of our proposals, the final pricing will depend on the options selected by SASSA and the service level agreement negotiations. As soon as we have finality on these prices upon completion of the tender process, we will provide a detailed update on the financial implications for Net1.

5. Can any interested party, such as an investor or analyst, talk to SASSA about the tenders and the process?

     Please refrain from contacting SASSA during the tender process as the tender evaluation process is conducted in a secure and confidential manner.

6. How do you forecast growth in beneficiary numbers?

     There are no official beneficiary growth forecasts. We forecast beneficiary numbers using the budgeted expenditure on social welfare grants provided in the South African government’s budget, taking into account that the amount budgeted for is a function of beneficiary numbers, as well as the average amount paid to each beneficiary class. Based on past experience and an analysis of the information at hand, we anticipate beneficiary growth of approximately 6% per annum. The growth in beneficiary numbers is fairly “lumpy” and is influenced by factors such as the government’s marketing and registration programs and the time taken by SASSA to process new grant applications.

7. What is the status of the wage payment system implementation with Grindrod Bank and how will Net1 derive income from the relationship with Grindrod Bank?

     In January 2007, we signed a co-operation agreement with Grindrod Bank, a fully registered bank in South Africa, for the establishment of a retail banking division within Grindrod Bank that will focus on deploying our wage payment solution in South Africa. Under the agreement, Grindrod Bank is responsible for the human resources, administration, compliance, risk management and financial affairs of the division. Net1 is responsible for the supply and maintenance of all UEPS hardware and software required to implement and run its wage payment system, for which it will charge a monthly fee per smart card account at Net1’s cost price, and will receive ongoing fee payments based on the amount of business transacted by the division utilizing the UEPS technology. Net1 is assisting Grindrod Bank with the implementation of the business plan and operational activities and both parties have contributed $0.7 million (ZAR 5 million) to assist with the set-up costs of the division. The division reports to an executive committee consisting of two Net1 and two Grindrod representatives.

     Net1 and Grindrod Bank commenced with the establishment of the division during the third quarter of fiscal 2007. During the establishment phase, all the relevant technological platforms will be installed, where required, or integrated between Net1 and Grindrod. Grindrod Bank, with Net1’s assistance, has also initiated the process that will enable it to become a member of the South African National Payment System and the various payment clearing houses in South Africa and further progress was made in this regard during the first quarter of fiscal 2008. Our project plan to achieve these goals consists of 150 different tasks that were initiated during the last six months. Grindrod Bank has been granted membership of the Payments Association of South Africa, or PASA, and we recently successfully completed the process of becoming a member of the EFT debit/credit clearing houses and we received permission from the South African Reserve Bank to join the national payment and settlement system. We have initiated the process to join the other various payment clearing houses, including debit and credit card issuing and acquiring.

     In parallel, Net1 and Grindrod Bank have defined the products, pricing and marketing strategy for the wage payment system. During the fourth quarter of fiscal 2007, Net1 and Grindrod Bank commenced pilot operations of the wage payment system and more than 2000 employees, mainly in the agricultural sector, are currently being paid through this pilot of our wage payment system. We plan to expand our wage payment offering on a national basis by marketing the solution to trade unions, payroll processors and large employer groups and we are satisfied with the progress made with these groups.

8. What is the size of the market opportunity for the wage payment system and how successful will Net1 and Grindrod Bank be in penetrating this market? What goals have been set and when will the first customers be signed up?

     The target markets for the wage payment system are the un-banked and under-banked wage earners in South Africa, estimated at five million people. These wage earners are typically paid in cash on a weekly, bi-weekly or monthly basis and have all the risks associated with cash payments, but none of the benefits associated with having a formal bank account. Net1 and Grindrod Bank plan to offer these wage earners a UEPS smart card that will allow the card holder to receive payment, transact and access other financial services in a secure, cost-effective way.

     We market the wage payment system to medium and large employers and to trade unions. The value proposition presented to employers focuses on the following key features:

  Safety – Security risks associated with cash transportation and short-payment disputes are eliminated;

  Cost-effectiveness – Our wage payment solution is significantly cheaper than the current cost to employers of preparing and distributing cash pay packets;

  Improved productivity – Our solution obviates the need to set aside valuable production time to physically pay employees; and

  Convenience – With our system, wages can be distributed off-line at any time, and financial products, such as cash advances, can be offered to the employee without placing any administrative burden on the employer.

Our value proposition to unions and employees has the following key elements:

  Safety – The personal safety risk of carrying cash is eliminated;

  Security – Our smart cards can only be used in conjunction with biometric verification and are completely loss tolerant – no money is lost if the card is lost or stolen;

  Convenience – Our cards can be used at any participating retailer or service provider at any time. Card holders can obtain cash from any participating retailer, eliminating the need to search for an available ATM;

  Cost effectiveness – Our solution is significantly cheaper than any other bank product, as we recover our fees mainly from employers, merchants and service providers; and

  Access to credible and affordable facilities, such as money transfers, loans, interest paying savings, life insurance and third party payments.

9. What is Net1’s strategy in expanding the UEPS technology outside South Africa?

     Our strategy to introduce the UEPS technology outside of South Africa consists of the following key components:

  Developing countries – We believe that our UEPS technology is ideally suited to “third world” economies where communications infrastructures are limited and the need for off- line payment technology is the greatest. Potential users of our technology in these countries are generally government agencies, employers, merchants and financial service providers and individuals, who may have a need for all or any number, or any, of our applications and products. We analyze potential target countries to determine the most appropriate entry point in terms of users and applications and we establish relationships with the most likely customers. We believe that the most efficient way to deploy our technology in any country is for a local partner, or partners, to invest in the establishment of a UEPS switch and for these partners to implement and operate the technology, with our guidance and assistance. We refer to these UEPS switches as “SmartSwitch” for the relevant territory. We often participate as shareholders in the local switch as most partners prefer the supplier of the technology to have an on-going interest in the deployment and operation of the technology. In some cases, we enter new territories as a result of our participation in a tender process that calls for a solution to which our technology is ideally suited. In these instances, we are generally not offered a shareholding. Initially, we have focused our marketing efforts on the African continent where the need for our technology is arguably the greatest across the entire continent and because we have a good understanding of African business methodology and culture. Our proximity to most African countries, as well as the multiplier effect of having several implementations across the continent, also ensures a high amount of interest from the African continent; and

  Developed world – We believe that some of our UEPS applications and products are ideally suited to a “first world” environment, such as secure internet-based payments and mobile telephony transacting. We will offer these products to service providers such as mobile phone operators, financial institutions and internet-based retailers in the near future.

10. What are the economics of a new SmartSwitch implementation?

     The financial implications to Net1 of a new SmartSwitch implementation consist of the following elements:

  Sale of hardware and software licenses to the SmartSwitch: Net1 provides all the necessary hardware and software licenses to any new SmartSwitch on market-related and arms-length terms, regardless of whether we are a shareholder in the SmartSwitch. If we are a shareholder in the SmartSwitch, we eliminate the appropriate portion of the profit on the sale of hardware and software licenses to the SmartSwitch in our reported financial statements. Any ongoing sales of hardware, additional software licenses, customization and maintenance services are treated in the same manner.

  Transaction fees, license fees and profit sharing: We receive annual license fees from any new switch that has been licensed with our technology. In some cases, we also negotiate a transaction fee payable to us for each transaction processed through the SmartSwitch. If we are a significant minority shareholder in the SmartSwitch, as is the case with SmartSwitch Namibia and SmartSwitch Botswana, we will include the financial results of the SmartSwitch in our reported financial statements on an equity accounting basis. If we are the majority shareholder in a SmartSwitch, such as SmartSwitch Nigeria, we consolidate the financial results of the SmartSwitch as part of the Net1 group. Our business plans and experience indicate that a SmartSwitch implementation will generally break even, on an operating profit basis, after twelve months of operation. We expect the SmartSwitch to generate revenues of $0.50 per card holder per month after another year of operation, increasing to $3.00 per cardholder after five years of operation. These numbers are indicative only and are dependent on several factors such as the relevant territory’s income per capita, the products and applications launched, currency strength and the size of the cardholder base.

  Investment in the SmartSwitch: Where we participate as a shareholder in a SmartSwitch, we contribute our share of the capital required to establish and fund the business pro-rata to our shareholding by way of subscribing for equity and shareholders’ loans.

11. What is the status of SmartSwitch Nigeria?

     In August 2007, the Central Bank of Nigeria formally approved the SmartSwitch Nigeria banking license application to provide payment solutions and products in the Nigerian financial markets. As a result, SmartSwitch Nigeria can now officially commence its pilot for the UEPS service offering in Nigeria. We expect the pilot with Diamond Bank Limited, SmartSwitch Nigeria’s 15% shareholder, to commence during the latter half of the second quarter of fiscal 2008.

     SmartSwitch Nigeria, as a member of the CHAMS consortium, tendered to provide the Nigerian government with a multi-purpose smart card. The Nigerian government has awarded the multi-purpose smart card tender jointly to the two shortlisted bidders, the CHAMS and IRIS consortia. Negotiations are currently underway to define the responsibilities of each of the consortia, which will ultimately determine the role of SmartSwitch Nigeria in this tender.

12. What is the Ghana contract all about?

     In June 2007 we were awarded the National Switch and Smart Card Payment System tender by the Central Bank of Ghana. The tender was issued pursuant to the vision of the Central Bank of Ghana to provide the Ghanaian financial services industry access to a robust technological platform that will allow for the switching of all existing payment instruments and introduce a new biometrically protected smart card designed to deliver affordable financial services to the majority of Ghanaian citizens. We believe this to be the first time that a national electronic payment system will allow so many different technologies to inter-operate with each other for the benefits of all stakeholders.

     The initial contract value for the delivery, installation and customization of the switch and UEPS hardware and software is estimated at approximately USD20 million. The solution will be implemented during fiscal 2008 and is designed to achieve interoperability between all the existing ATMs, POSs and teller terminals owned by individual banks, will deploy new ATMs and POSs which will be connected directly to the new processing system and will introduce our UEPS smart card to be issued by the switch and all Ghanaian banks. The system will also incorporate a card risk management applet as well as the ability to provide biometric protection to PIN-based applications as an additional, but independent, verification process.

     During the three months ended September 30, 2007, we commenced software development and customization activities related to the Ghanaian National Switch and Smart Card Payment System contract and we recognized revenue of approximately USD1 million.. The Central Bank of Ghana has made the upfront deposit required and we have accordingly placed orders for hardware required in terms of the tender specifications. We recently commenced the process of integrating the Ghanaian participating banks with the National Switch and Smart Card Payment System.

     The construction of the data room in Ghana is three months behind schedule and as a result we expect to conclude the software development and hardware delivery phases of the tender in the fourth quarter of fiscal 2008.

     We expect to generate an ongoing license fee based on the number of smart cards acquired for use through the Ghanaian national switch, as well as ongoing revenues from hardware and software maintenance and ongoing sales of hardware.

13. What territories are currently being targeted and how long is the sales cycle?

     We target any developing economy where the advantages of our payment system are obvious and in demand. The sales cycle in any new territory, although very difficult to predict, generally spans several months (in some cases, years) as a myriad of factors need to be considered, such as the corporate regulatory environment, central bank requirements, tax regimes, compilation of business plans, etc. Our strategic goal is to enter and introduce our UEPS technology in at least four new territories, of any size, during a twelve month period.

14. What is VTU and how does the revenue model work?

     VTU, or Virtual Top Up, facilitates mobile phone-based pre-paid airtime vending. The VTU technology enables prepaid cell users to purchase additional airtime simply, securely and conveniently through the distribution of airtime value from a vendor’s cellular handset to that of the customer, as opposed to through the use of a voucher. We derive revenue from the sale of VTU licenses to mobile operators and we have recently established VTU businesses in Colombia and Vietnam, where we are minority shareholders in companies that will provide a VTU service to prepaid cell phone users. These businesses will generate revenue by charging a percentage of the value of the airtime distributed through VTU.

15. What are your new patents for mobile payments all about?

     Our latest patents incorporate our UEPS and SIM card expertise into a system that will seamlessly bridge mobile phones to existing payment infrastructures such as ATM’s, POS devices, the Internet and voice channels. The application of these patents will allow any mobile phone user to effect payments that are generally referred to as “card not present” payments completely securely, through the utilization of a once off, disposable, virtual credit or debit card.

16. Why is the Net1 Financial Services segment constantly declining in revenue and profit?

     We offer the UEPS-based loans to our beneficiaries with the primary purpose of assisting them to repay expensive loans with other loan providers and to escape the debt spiral that they are trapped in. Once our UEPS-based loans are repaid, we believe that the beneficiaries have an enhanced ability to remain debt-free, or take loans in amounts smaller than the original refinancing facility we offered to them. We believe that once cardholders escape the debt spiral they will have more disposable income to spend, including through our merchant acquiring base.

     Revenues from our traditional microlending business decreased during the quarter due to increased competition, our strategic decision not to grow this business, and an overall lower return on traditional microlending loans as a result of compliance with the National Credit Act, or NCA.

     The NCA regulates fees and interest charged on micro-lending loans and imposes credit check obligations on lenders prior to granting of credit to individuals.

17. What is the “pre-funded social welfare grant receivable” line item on the balance sheet?

     We have a unique cash flow cycle due to our obligations to pre-fund the payments of social welfare grants in the KwaZulu-Natal and Eastern Cape provinces. We provide the funds required for the grant payments on behalf of these provincial governments from our own cash resources and are reimbursed within two weeks by the KwaZulu-Natal and Eastern Cape governments, thus exposing ourselves to these provinces’ credit risk. In addition, through our merchant acquiring system, we may also pre-fund social welfare grants in the provinces where we operate. These obligations result in a peak funding requirement, on a monthly basis, of approximately $48.0 million (ZAR 340 million) for each of the KwaZulu-Natal and Eastern Cape contracts. The funding requirements are at peak levels for the first three weeks of every month during the year.

     The pre-funded social welfare grant receivable line also includes funding provided to certain merchants participating in our merchant acquiring system. This funding is provided in order to provide liquidity during the peak payment periods of the month (usually the first week of the pay cycle) because the payment of social welfare grants on our behalf places a burden on the merchant’s cash resources. In cases where the merchant is not provided pre-funding during the payment cycle it is reimbursed within 48 hours of the payment of the social welfare grant on our behalf. The amount paid as social welfare grants by the merchants on our behalf are available almost immediately from the provincial governments in the Limpopo, North West and Northern Cape provinces and within two weeks from the KwaZulu-Natal and Eastern Cape provincial governments because we pre-fund these two provinces.

     The actual quantum of Net1’s cash reserves should be evaluated by regarding this highly liquid, very short-term receivable as a near-cash equivalent.

18. How does Net1 view its investor relations function?

     Effective November 1, 2007, Ilja Graulich was appointed vice president – investor relations at our head office in Johannesburg and will be intricately involved with the group’s daily activities and operations. Ilja will be available to discuss any investor queries and can be reached on +27-11-343-2019 (work) or +27-83-604-0820 (mobile) or iljag@net1ueps.co.za

  Our Vancouver-based IR team, consisting of Randy Saunders and Bill Espley, will continue to handle all initial communication with prospective investors and supply investor packs and historical information. The Vancouver office can be reached at +1 (604) 484-8750 or toll free at 1-866-412-NET1 (6381).

  The executive management team will continue to visit the United States at least twice a year, specifically to meet with analysts and investors.

  We welcome visits by all shareholders and analysts to our head office and operations in South Africa. Any scheduling requests should be given to the Vancouver office and we will confirm the appointment as soon as we can.

19. How are you growing the management team?

     During the last year, we made significant progress in strengthening the Net1 management team. Our acquisition of Prism provided us with a pool of IT professionals who have been integrated into the Net1 research and development environment and we now have forty IT professionals who are working full time on the enhancement, customization and maintenance of our UEPS flagship. We have also appointed senior Prism managers to oversee our in-house legal function as well as our Easypay, cryptography, VTU, SIM card development and production activities.

     We have appointed three senior managers to assist Brenda Stewart, our senior vice-president of marketing and sales with project management, marketing and implementation activities on a global basis. We have also appointed a senior manager to oversee the established activities of our international and SmartSwitch operations and we have created an investment forum to consider all aspects of prospective investments in new territories.

     Our finance, administration, human resources, compliance and treasury functions are growing continuously to provide a high level of support to the group.

     We appointed a vice president – investor relations to address shareholder queries and improve our investor relations function.

     Finally, we have restructured and strengthened our operations teams to ensure ongoing effective management of our South African social welfare and wage payment activities.

     We are committed to growing the Net1 management team to ensure that we are able to capitalize on the myriad of opportunities we are presented with on an ongoing basis.

20. What is the status of your share buy-back program?

     On May 17, 2007, we announced a share buy-back program for the repurchase of up to $50 million of the Company's common stock at any time and from time to time through June 30, 2008. To date, we have repurchased 40,100 shares of our common stock.

21. You are highly cash generative and show a strong cash balance on your balance sheet, why do you not return some of this money to shareholders?

     We have not paid any dividends on our shares of common stock during our last two fiscal years and presently intend to retain future earnings to finance the expansion of the business. We do not anticipate paying any cash dividends in the foreseeable future. The future dividend policy will depend on our earnings, capital requirements, expansion plans, financial condition and other relevant factors. The future dividend policy of our main operating subsidiary, Net1 Applied Technologies South Africa Limited also has to comply with the restrictions placed by the South African Reserve Bank as a condition of its approval of the 2004 Aplitec transaction. These restrictions will apply until such time as all of our special convertible preferred stock has been converted into common stock. These restrictions are described in our SEC filings.

22. What effect will the proposed abolishment of Secondary Taxation on Companies in South Africa have on Net1?

     On February 21, 2007, the South African Minister of Finance announced in his National Budget speech that the National Government intends to phase out Secondary Taxation on Companies, or STC, and introduce a dividend tax at a shareholder level. Currently, South African companies are required to pay STC at a rate of 12.50% on dividends distributed, subject to certain exemptions. If a dividend tax is introduced South African companies will no longer be liable to pay STC, the shareholder will be liable to pay the dividend tax. Treaty relief would be available for foreign shareholders.

     The reform will be implemented in two phases, the first phase entailing a reduction of the STC rate, effective October 1, 2007, to 10% and the second phase, expected in 2008, a total conversion to a dividend tax. It is likely that South Africa companies will be required to withhold the dividend tax on all dividends paid. On October 31, 2007, the 2007 Revenue Amendments Bill was issued by the South African National Treasury which includes the legislation for the reduction in the rate of STC from 12.50% to 10.00%, effective October 1, 2007. Since the legislation had not been enacted as of September 30, 2007, we have not adjusted our fully distributed tax rate.

     We can not reasonably determine whether any or all of these proposals will be enacted as proposed and we will comply with the new tax legislation once it has been enacted. If the announcements made by the South African Minister of Finance in his National Budget speech are enacted we expect the proposed replacement of STC with a dividend tax to reduce our current fully distributed rate of 36.89% to 29%. In addition, under GAAP we apply the fully distributed rate of 36.89% to our deferred taxation assets and liabilities. The change in the fully distributed rate is expected to reduce our deferred taxation assets and liabilities. We have not yet determined whether we would qualify for the treaty relief available to foreign shareholders.

     Included in our earnings for the three months ended September 30, 2007, is deferred income tax expense of approximately $2.3 million (ZAR 16.7 million) related to the application of the fully distributed rate of 36.89% compared with the South African statutory rate of 29% to our Income before income tax. The following table illustrates the effect on our September 30, 2007, income tax expense, earnings per share and net deferred tax liability as if the first and second phases described above had been enacted on July 1, 2007:

	Three months ended September 30, 2007
		Illustrative		Illustrative
		effect		effect
	Actual	scenario 1	(1)	scenario 2	(2)
Fully distributed tax rate	36.89%	35.45%		29.00%
Income tax expense	10,872	10,403		8,525
Net deferred tax liability reversal to net income (3)	-	5,607		28,034

Earnings per share, in U.S. cents	31	32		35

Net deferred tax liability (asset) as at September 30	29,191	23,012		(1,704)

     (1) Scenario 1 illustrates the reduction in the fully distributed rate from 36.89% to 35.45% had the reduction in the STC rate been enacted on July 1, 2007.

     (2) Scenario 2 illustrates the abolishment of STC had this been enacted on July 1, 2007. Accordingly, the fully distributed rate decreases from 36.89% to 29%. All South African deferred tax assets and liabilities are now measured at 29% which results in a reversal of net deferred tax liabilities recognized.

     (3) The net deferred tax liability reversal to net income represents the net deferred tax liability rate adjustment as of September 30, 2007 translated at rates applicable as of September 30, 2007 assuming a) the fully distributed tax rate, prior to the abolishment of STC, was 35.45% (potential outcome scenario 1) and b) the fully distributed tax rate is thereafter 29% (potential outcome scenario 2).

As discussed above, we can not reasonably determine whether, or when, these amendments will be enacted as proposed and what the ultimate effect on our reported earnings will be.